BlackRock Muniholdings Insured Investment Fund

FILE #811-08349

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
4/15/2008	JAE Florida St. Johns River Power Park	125,000,000	6,100,000	J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc, Goldman, Sachs & Co., Citi, Banc of America Securities LLC, Morgan Stanley, UBS Investment Bank, Merrill Lynch & Co.
6/5/2008	BROWARD CNTY FLA SCH BRD CTFS PART	270,560,000	9,600,000

J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., UBS Securities LLC, Merrill Lynch & Co., Morgan Stanley & Co. Incorporated, Raymond James & Associates, Inc., Rice Financial Products Company

6/5/2008	MIAMI-DADE CNTY FLA AVIATION REV	600,000,000	11,400,000

Banc of America Securities LLC, Estrada Hinojosa & Company, Inc., JPMorgan, Merrill Lynch & Co., Rice Financial Products Company, Butler Wick & Co., Inc., Goldman, Sachs & Co., Jackson Securities, Lehman Brothers, Loop Capital Markets, LLC, M.R. Beal & Company, Raymond James & Associates, Inc., Siebert Brandford Shank & Co., LLC, Wachovia Bank, National Association